Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF

SERIES A-1 CONVERTIBLE NON-VOTING PERPETUAL PREFERRED STOCK,

OF

GOHEALTH, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), GOHEALTH, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Certificate of Incorporation”), authorizes the issuance of 1,810,000,000 shares of stock, consisting of 1,100,000,000 shares of Class A common stock, with a par value of $0.0001 per share (“Class A Common Stock”), 690,000,000 shares of Class B common stock, with a par value of $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, with a par value of $0.0001 per share (“Preferred Stock”), 50,000 of which heretofore have been designated as Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) and 50,000 of which shares of Series A Convertible Perpetual Preferred Stock heretofore are issued by the Company as of the date hereof;

That, pursuant to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”), subject to any limitations prescribed by law or by that certain Stockholders Agreement, dated as of July 15, 2020, by and among the Company and the other Persons party thereto (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation and with all necessary consent and approval of the Persons necessary to provide such consent and approval pursuant to the Stockholders Agreement, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A-1 Convertible Non-Voting Perpetual Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the powers, designations, preferences and other special rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A-1 Convertible Non-Voting Perpetual Preferred Stock” (the “Series A-1 Preferred Stock”). The number of authorized shares constituting the Series A-1 Preferred Stock shall be 200,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A-1 Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A-1 Preferred Stock.

SECTION 2. Ranking. The Series A-1 Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A-1 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”); and

(b) junior to the Series A Preferred Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series A-1 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A-1 Preferred Stock:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Any Person shall be deemed, for purposes of this Certificate of Designations, to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the

Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A-1 Preferred Stock, if any, owned by such Person to Class A Common Stock).

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate of Designations” means this Certificate of Designations relating to the Series A-1 Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on the NASDAQ on such date. If the Class A Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the recitals above.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A-1 Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 7(a).

“Conversion Notice” has the meaning set forth in Section 7(a)(i).

“Conversion Restriction” has the meaning set forth in Section 6(c).

“DGCL” has the meaning set forth in the recitals above.

“Elevance Group” means Anthem Insurance Companies, Inc., an Indiana corporation, together with its Affiliates.

“Elevance Share Cap” means, with respect to the Elevance Group, the maximum number of shares of Class A Common Stock that could be issued by the Company to the Elevance Group without the Elevance Group Beneficially Owning, or otherwise having direct or indirect ownership of greater than 9.99% of the issued and outstanding shares of Capital Stock with voting rights.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GH Group” means GH 22 Holdings, Inc., a Delaware corporation, together with its Affiliates.

“GH Share Cap” means, with respect to the GH Group, the maximum number of shares of Class A Common Stock that could be issued by the Company to the GH Group without the GH Group Beneficially Owning, or otherwise having direct or indirect ownership of greater than 4.999% of the issued and outstanding shares of Capital Stock with voting rights.

“Holder” means a Person in whose name the shares of the Series A-1 Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A-1 Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A-1 Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that does not have a material relationship with the Company.

“Individual Holder Share Cap” means, with respect to any individual Holder, the maximum number of shares of Class A Common Stock that could be issued by the Company to such Holder without triggering a change of control under NASDAQ Stock Market Rule 5635 (or its successor).

“Investment Agreement” means that certain Investment Agreement by and among the Company and the Investors dated as of September 23, 2022, as it may be amended, supplemented or otherwise modified from time to time.

“Investors” means “Purchasers” as set forth in the Investment Agreement.

“Issuance Date” means, with respect to any share of Series A-1 Preferred Stock, the date of issuance of such share

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

“NASDAQ” means The NASDAQ Global Market, The NASDAQ Global Select Market or The Nasdaq Capital Market (or any of their respective successors).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Secretary, or any President or Vice President of the Company.

“Parity Stock” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” has the meaning set forth in the recitals above.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A-1 Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Requisite Stockholder Approval” means the stockholder approval contemplated by the NASDAQ listing rules with respect to the issuance of shares of Class A Common Stock upon conversion of the Series A-1 Preferred Stock in excess of the limitations imposed by such rules; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the NASDAQ, such stockholder approval is no longer required for the Company to settle all conversions of the Series A-1 Preferred Stock in shares of Class A Common Stock without regard to any Individual Holder Share Cap.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in the recitals above.

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A-1 Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be American Stock Transfer & Trust Company, LLC.

SECTION 4. Dividends.

(a) Dividend Rights. Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A-1 Preferred Stock with respect to dividends, each Holder of a whole share of Series A-1 Preferred Stock shall be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, an amount per share (rounded to the nearest cent) equal to 1,000 (as adjusted) times the aggregate per share amount of all cash dividends, and 1,000 (as adjusted) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock (by reclassification or otherwise), declared on each share of Class A Common Stock since the first issuance of any share of Series A-1 Preferred Stock.

(b) Declaration. The Company shall declare a dividend or distribution on the Series A-1 Preferred Stock as provided in paragraph (a) above concurrently with its declaration of a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock).

SECTION 5. Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Series A-1 Preferred Stock shall be entitled, out of assets legally available therefor , and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive an aggregate amount per share equal to 1,000 (as adjusted) times the aggregate amount to be distributed per share to holders of shares of Class A Common Stock.

(b) Consolidation and Merger. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (payable in kind), then in any such case the shares of Series A-1 Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 (as adjusted) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Right of the Holders to Convert.

(a) Conversion. Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series A-1 Preferred Stock at such time into (i) the number of shares of Class A Common Stock based upon a conversion ratio of 1,000 shares of Class A Common Stock for each share of Series A-1 Preferred Stock (such ratio subject to such adjustments as effected upon the Series A-1 Preferred Stock pursuant to the terms hereof) and (ii) cash in lieu of fractional shares as set out in Section 8(e). The right of conversion may be exercised in whole but not in part as to such Holder’s Series A-1 Preferred Stock in accordance with this Section 6.

(b) Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of the Series A-1 Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-1 Preferred Stock then outstanding. Any shares of Class A Common Stock issued upon conversion of Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(c) Conversion Restriction. Notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary, no Holder shall have the right to acquire shares of Class A Common Stock, and the Company shall not be required to issue shares of Class A Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (the “Conversion Restriction”), unless the Company shall have obtained the Requisite

Stockholder Approval. Any purported delivery of shares of Class A Common Stock upon conversion of the Series A-1 Preferred Stock will be void and have no effect to the extent, but only to the extent, that such delivery would result in any Holder becoming the beneficial owner of shares of Class A Common Stock outstanding at such time in excess of such Holder’s Individual Holder Share Cap. For the avoidance of doubt, a Holder may effect a conversion of its shares of Series A-1 Preferred Stock pursuant to this Section 6 up to such Holder’s Individual Holder Share Cap, in each case subject to the other applicable requirements of this Certificate of Designations. If any consideration otherwise due upon the conversion of any Series A-1 Preferred Stock pursuant to this Section 6 is not delivered as a result of the Conversion Restriction, then the Company’s obligation to deliver such consideration will not be extinguished, and the Company will deliver such consideration as soon as reasonably practicable after the Holder of such Series A-1 Preferred Stock provides written evidence satisfactory to the Company that such delivery will not contravene the Conversion Restriction. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Class A Common Stock issuable upon conversion of the Series A-1 Preferred Stock may be delivered without contravening the Conversion Restriction. Further, notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary (but subject to waiver pursuant to Section 19), the Elevance Group and the GH Group shall not have the right to acquire shares of Class A Common Stock, and the Company shall not issue shares of Class A Common Stock to the Elevance Group or the GH Group, in excess of the Elevance Share Cap or the GH Share Cap, respectively.

SECTION 7. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A-1 Preferred Stock pursuant to this Section 7(a):

(i) complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional (which condition may be a condition subsequent) on the completion of a corporate transaction or other event or period of time;

(ii) surrender to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A-1 Preferred Stock to be converted (or, if such Holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate or certificates affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or certificates);

(iii) if required, furnish appropriate endorsements and transfer documents in a form reasonably acceptable to the Company; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 16.

The “Conversion Date” means with respect to conversion of any shares of Series A-1 Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 7(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice).

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, be retired and canceled and may not be reissued as shares of such series.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A-1 Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 7(a) (and in any event no later than three (3) Trading Days thereafter; provided, however, that, if a written notice from the Holder in accordance with Section 7(a)(i) specifies a date of delivery for any shares of Class A Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(e)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Class A Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depository Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depository Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice or in the records of the Company. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A-1 Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Shares of Series A-1 Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof, and may not be reissued as shares of Series A-1 Preferred Stock. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

SECTION 8. Proportional Adjustments. (a) Adjustments. In the event that the Company shall at any time after the issuance of any share of Series A Preferred Stock: (i) declare any dividend on the Class A Common Stock payable in shares of Class A Common Stock; (ii) subdivide the outstanding Class A Common Stock; or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares (or fraction thereof) of Series A-1 Preferred Stock and make such other adjustments as reasonably necessary to this Certificate of Designations in a manner consistent with this Section 8.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Series A-1 Preferred Stock pursuant to the terms set forth in this Certificate of Designations, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon conversion of Series A-1 Preferred Stock.

(c) Calculation of Adjustments. All adjustments to the Series A-1 Preferred Stock shall be made to the nearest one-thousandth (1/1,000) of a share.

(d) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the conversion ratio or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 8(d) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class A Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A-1 Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Class A Common Stock pursuant to the conversion of Series A-1 Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 8.

(e) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A-1 Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A-1 Preferred Stock of such Holder that are being converted on any Conversion Date.

SECTION 9. Voting Rights. Except as otherwise required by the DGCL, the Series A-1 Preferred Stock shall have no voting rights.

SECTION 10. Preemptive Rights. The Holders shall not have any preemptive rights.

SECTION 11. Term. The shares of Series A-1 Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A-1 Preferred Stock shall be perpetual. The foregoing shall not limit the ability of the Company to purchase or otherwise deal in shares of Series A-1 Preferred Stock.

SECTION 12. Creation of Capital Stock. The Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 13. No Sinking Fund. Shares of Series A-1 Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 14. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A-1 Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A-1 Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 15. Replacement Certificates. (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A-1 Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company. Any such replacement shall be done in accordance with the Bylaws of the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A-1 Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A-1 Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Class A Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock formerly evidenced by the physical certificate.

SECTION 16. Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A-1 Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A-1 Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A-1 Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A-1 Preferred Stock (and on the shares of Class A Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 17. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at GoHealth, Inc., 214 West Huron Street, Chicago, Illinois 60654 (Attention: Chief Legal Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 18. Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A-1 Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 19. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A-1 Preferred Stock then outstanding; provided, however, that (a) the operation of the GH Share Cap in Section 6 may be waived by, and only by, written notice to the Company from the GH Group and any such waiver by the GH Group will not be effective until the 61st day after delivery of such written notice; and (b) the operation of the Elevance Share Cap in Section 6 may not be waived by the Elevance Group or upon the vote or written consent of the Holders of a majority of the shares of Series A-1 Preferred Stock then outstanding.

SECTION 20. Severability. If any term of the Series A-1 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 23rd day of September, 2022.

GOHEALTH, INC.

By:	/s/ Vijay Kotte
Name: Vijay Kotte
Title: Chief Executive Officer

[Signature Page to Certificate Designations]